Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Cross Country Healthcare, Inc. (referred to throughout this Agreement as “Employer”) and Phil Noe (“Employee”). The term “Party” or “Parties” as used herein shall refer to Employer, Employee, or both, as may be appropriate.
1. Last Day of Employment. Employee’s last day of employment withvEmployer is March 10, 2026 (“Separation Date”).
2. Consideration/Indemnification for Tax Consequences. In consideration for signing this Agreement and General Release, complying with its terms, and provided Employee does not subsequently revoke this Agreement and General Release within the allotted time, Employer agrees to pay Employee TWO HUNDRED FIVE THOUSAND NINE HUNDRED SEVENTY FIVE DOLLARS AND ZERO CENTS ($205,975.00), representing six (6) months of salary at Employee’s base rate of pay, less lawful deductions. The Severance Payment will be made in equal installments at Employee’s last regular base pay rate during Employer’s normal bi-weekly payroll dates, until the severance amount has been paid in full. Severance payments will begin in the next regular payroll period following the Employer’s receipt of this executed Separation Agreement, after the revocation period elapses.
3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein. Breach by Employee of any of his obligations under this Agreement will result in the cessation of any outstanding installment payments otherwise due from Employer and the cessation of such outstanding payments will not impact Employee’s obligations or release of claims under this Agreement.
4. General Release, Claims Not Released and Related Provisions.
(a) General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 (“ERISA”);
•	The Internal Revenue Code of 1986;
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Worker Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Genetic Information Nondiscrimination Act of 2008;
•	Executive Order 11246;
•	The Florida Civil Rights Act – Fla. Stat. § 760.01, et seq.;
•	Florida’s Private-Sector Whistle-blower’s Act – Fla. Stat. § 448.101, et seq.;
•	Florida’s Public-Sector Whistle-blower’s Act – Fla. Stat. § 112.3187, et seq.;
•	Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. § 440.205;
•	Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex – Fla. Stat. § 448.07;
•	The Florida Equal Pay Act – Fla. Stat. § 725.07;
•	The Florida Omnibus AIDS Act – Fla. Stat. § 760.50;
•	Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait – Fla. Stat. §§ 448.075, 448.076;
•	Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08;
•	Florida’s General Labor Regulations, Fla. Stat. ch. 448;
•	Florida’s Domestic Violence Leave Act; Fla. Stat. § 741.313;
•	Florida’s Preservation & Protection of Right to Keep & Bear Arms in Motor Vehicles Act; Fla. Stat. § 790.251
•	The Rehabilitation Act;
•	The Vietnam Era Veterans’ Readjustment Assistance Act;
•	The Families First Coronavirus Response Act;
•	Any other federal, state or local law, rule, regulation, or ordinance
•	Any public policy, contract, tort, or common law; or
•	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
(b)            Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.
(c)      Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality clause, prohibit Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.
(d)      Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.
5.      Acknowledgments and Affirmations.
(a)      Employee confirms that prior to the execution of this Agreement, Employee has not revealed its terms to any third parties. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged Unlawful Employment Practices.
(b)      Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer. Nothing in this Agreement or these

Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
(c)      Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, paid vacation, paid sick leave, paid time off and/or benefits which are due and payable as of the date Employee signs this Agreement and Employee has been reimbursed for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws.
(d)      Employee further affirms that Employee has no known workplace injuries or occupational diseases.
(e)      Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against Employer for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(f)      Employee further affirms that Employee has not reported internally to Employer any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to Employer.
(g)      Employee and Employer acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights. Employer also acknowledges Employee’s rights to make truthful statements or disclosures about Unlawful Employment Practices, which are defined to mean any form of unlawful discrimination, harassment, or retaliation that is actionable under Title VII of the Civil Rights Act of 1964 or the Illinois Human Rights Act or any other related federal or state rule or law that is enforced by the Equal Employment Opportunity Commission or the Illinois Department of Human Rights (“Unlawful Employment Practices”).
6.      Return of Property.
Except as provided otherwise in this Agreement or by law, Employee affirms that

Employee has returned, without copying or reproducing, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.
Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
7.      Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
8.      Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
9.      Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
10.    Entire Agreement. This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except any arbitration, confidentiality, non-compete and non-solicitation agreements, each of which remains in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement and General Release, except for those set forth in this Separation Agreement and General Release.
11.    Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
Employee is advised that Employee has up to Twenty-One (21) Calendar Days to consider this agreement and general release. Employee also is advised to consult with an attorney prior to Employee’s signing of this agreement and General Release.

Employee may revoke this Agreement and General Release for a period of Seven (7)

calendar days following the day Employee signs this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Colin McDonald, Chief Human Resources Officer, and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Colin McDonald, Chief Human Resources Officer, or designee, or mailed to Colin McDonald, Chief Human Resources Officer, 5201 Congress Ave, Suite 160, Boca Raton, Florida 33487 and postmarked within Seven (7) Calendar Days after Employee signs this Agreement and General Release.

Employee agrees that any modifications, material or otherwise, made to thi Agreeement and General Release, do not restart or affect in any manner the original up to Twenty-One (21) Calendar Day consideration period.

Employee freely and knowingly, and after due consideration, enters into this Agreement and General Release intending to waive, settle and release all claims Employee has or might have against releases.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

PHIL NOE	CROSS COUNTRY HEALTHCARE, INC.
By: /s/ Phil Noe	By: /s/ Colin McDonald
Phil Noe	Colin McDonald, PHR, SHRM-CP Chief Human Resources Officer

Date: 3/16/2026	Date: 3/16/2026